Exhibit 10.84

Partner Agreement Between

Sculptor Capital LP and Dava Ritchea

This Partner Agreement (as amended, modified, supplemented or restated from time to time, this “Agreement”) dated on or about February 1, 2021 (the “Admission Date”) reflects the agreement of Sculptor Capital LP (the “Partnership”) and Dava Ritchea (the “Limited Partner”) with respect to certain matters concerning (i) the admission of the Limited Partner to the Partnership upon the Admission Date; (ii) the grant by the Partnership to the Limited Partner on the Admission Date of 200,000 Class E-5 Common Unit (as defined below) under the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (as amended, modified, supplemented or restated from time to time), or any predecessor or successor plan (the “Sculptor Incentive Plan”); (iii) the provision for possible performance-based discretionary awards to be made on a subsequent date or dates by the Partnership to the Limited Partner in a combination of (A) additional grants of Class A restricted share units (“RSUs”) under the Sculptor Incentive Plan and (B) cash distributions, including both cash (“Current Cash”) and grants of Deferred Cash Interests under the DCI Plan (“Deferred Cash Interests”); and (iv) the Limited Partner’s rights and obligations under the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 7, 2019 (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”). This Agreement shall be a “Partner Agreement” (as defined in the Limited Partnership Agreement). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement. References in this Agreement to actions of the General Partner refer to actions of the General Partner acting on behalf of the Partnership.

1. Admission of the Limited Partner; Title; Reporting; Quarterly Payments.

(a) Admission of the Limited Partner. Pursuant to the provisions of Section 3.1(g) of the Limited Partnership Agreement, the General Partner hereby designates a new series of Class E Common Units, which shall be “Class E-5 Common Units”. Upon the Admission Date, the Limited Partner shall be admitted as a limited partner of the Partnership, the General Partner shall cause the Limited Partner to be named as a Limited Partner in the books of the Partnership and the Partnership shall issue to the Limited Partner 200,000 Class E-5 Common Units (the “ Class E-5 Common Units”) pursuant to and subject to the Sculptor Incentive Plan; provided, that the Limited Partner enters into an award agreement evidencing such grant substantially in the form attached hereto as Appendix A. The Class E-5 Common Units shall be subject to the terms and conditions of the Class E-5 Common Unit Award Agreement and the respective Limited Partnership Agreement of each of the Operating Partnerships then in-effect, including, but not limited to, the vesting and forfeiture terms set forth therein. The Limited Partner agrees to be bound by the terms and provisions of the Limited Partnership Agreement as of the Admission Date and shall execute the signature page of the Limited Partnership Agreement attached hereto. The Limited Partner’s initial Capital Account balance on the Admission Date will be $0 (zero dollars). The Limited Partner is hereby designated an “Original Partner” (for purposes of the Limited Partnership Agreement) by the General Partner and the rights, duties and obligations of the Limited Partner under the Limited Partnership Agreement following the admission of the Limited Partner to the Partnership shall, except to the extent modified by the terms of this Agreement, be the same as those of the previously admitted Original Partners thereunder.

(b) Title. Upon the Admission Date, the Limited Partner will hold the title of Executive Managing Director with respect to the General Partner and will be appointed as the Chief Financial Officer of Sculptor Capital Management, Inc., its subsidiaries and their respective affiliates (collectively, the “Sculptor Group”).

(c) Reporting. As Chief Financial Officer, the Limited Partner shall report to Jimmy Levin (with an interim reporting relationship with Robert Shafir until he is no longer the Chief Executive Officer of the Sculptor Group) (as applicable, the “Chief Executive Officer”) with a dotted line to the President and Chief Operating Officer of the Sculptor Group. The Limited Partner shall serve as a member of the Partner Management Committee and Chair of the Valuation Committee, as well as a member of any management committees of the Sculptor Group, without compensation, if requested by the Chief Executive Officer. In the event the Sculptor Group appoints a co-Chief Financial Officer or an additional Chief Financial Officer and requires the Limited Partner to report to such individual, and the Limited Partner is subject to a Withdrawal within 60 days of any such event, such Withdrawal shall be deemed to be a Special Withdrawal pursuant to the Limited Partnership Agreement.

Quarterly Payments. Commencing with the Admission Date and while the Limited Partner is an Active Individual LP, Sculptor Capital LP shall pay to the Limited Partner $125,000 in cash with respect to each quarter of each Fiscal Year (a “Quarterly Payment”), with such Quarterly Payments being made in advance on the first Business Day of each such quarter; provided that, in the General Partner’s discretion and without duplication, some or all of the Operating Partnerships (as defined below) may pay any portion of any Quarterly Payment; and provided, further, that the first Quarterly Payment shall be made promptly following the Admission Date and shall be prorated based on the number of days between the Admission Date and the end of the immediately following quarter.

(d) Benefits. Following the Admission Date, the Limited Partner shall be eligible to participate in any benefit plans or programs sponsored or maintained by the Partnership and its Affiliates (including, without limitation, any life insurance, disability insurance and liability insurance), on the same general terms provided to other Individual Limited Partners, as such terms may be amended from time to time by the Partnership and its Affiliates in their sole discretion.

2. Performance-Based Grants of Cash Distributions and RSUs.

(a) Performance Awards. Subject to the other terms of this Agreement, with respect to each Fiscal Year and while the Limited Partner is an Active Individual LP, the Limited Partner shall be eligible to receive conditional performance-based discretionary awards from the Partnership, Sculptor Capital Advisors LP (“SCA”) and/or Sculptor Capital Advisors II LP (“SCAII” and, together with the Partnership and SCA, the “Operating Partnerships”) (in aggregate, the “Performance Award Amount,” and the sum of the Performance Award Amount for any Fiscal Year and the Quarterly Payments made during such Fiscal Year, the “Total Annual Amount” for such Fiscal Year), which may be provided in a combination of (x) cash distributions to be made to the Limited Partner by one or more of the Operating Partnerships consisting of both Current Cash and grants of Deferred Cash Interests (collectively, the “Performance Cash Distribution” and the percentages of the Performance Award Amount represented by Current Cash and Deferred Cash Interests, respectively, the “Current Cash Percentage” and the “DCI Percentage”), and (y) the Annual RSU Award (as defined below, and the percentage of the Performance Award Amount represented by the Annual RSU Award, the “Unit Percentage”).

(b) Target Allocations. Subject to Section 2(c) and unless determined otherwise in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”), the Current Cash Percentage, the DCI Percentage and the Unit Percentage of the Performance Award Amount for any Fiscal Year shall be determined by the Compensation Committee such that the percentages of the Total Annual Amount for such Fiscal Year represented by Current Cash (including Quarterly Payments), Deferred Cash Interests and the Annual RSU Award are as set forth below (the “Target Allocation Percentages”), or as close to such Target Allocation Percentages as possible, provided that Current Cash (including Quarterly Payments) shall represent not less than 75% of the Total Annual Amount for any Fiscal Year.

:

Payments & Distributions comprising the Total Annual Amount	Target Allocation Percentage
Current Cash (including Quarterly Payments)	75%
Deferred Cash Interests and/or Annual RSU Award	25%

(c) Guaranteed Total Annual Amount for the 2020 Fiscal Year. Subject to Section 2(e), but notwithstanding any other provisions of this Section 2 to the contrary, the Total Annual Amount in respect of Fiscal Year 2020 may be no less than $1,000,000, reduced by the amount of any salary, bonus or any other compensation paid to the Limited Partner in respect of 2020 by Assured Investment Management (including any predecessor thereto, the “Prior Employer”) (such amount, the “2020 Guaranteed Amount”). The 2020 Guaranteed Amount will be distributed in the form of Current Cash on March 15, 2021. The Limited Partner agrees to provide relevant documentation to the Partnership to determine the amount of salary, bonus and any other compensation provided to the Limited Partner by Prior Employer in respect of the 2020 Fiscal Year.

(d) Guaranteed Total Amount for the 2021 and 2022 Fiscal Years. Subject to Section 2(e) but notwithstanding any other provisions of this Section 2 to the contrary, the Total Annual Amount in respect of each of Fiscal Years 2020 and 2021 may be no less than $1,500,000 (such minimum amount in respect of such Fiscal Year, the “2021/2022 Minimum Annual Amount”). The portions of the Performance Award Amount in respect of the 2021/2022 Minimum Annual Amount shall be distributed in the form of (i) Current Cash, representing 75% of the 2021/2022 Minimum Annual Amount, and (ii) Deferred Cash Interests and an Annual RSU Award, representing in the aggregate 25% of the 2021/2022 Minimum Annual Amount, with the actual percentage for each of the Deferred Cash Interests and Annual RSU Award to be

determined in the sole discretion of the Compensation Committee and the Chief Executive Officer. For the 2021 and 2022 Fiscal Years, if the Limited Partner is eligible to receive the 2021/2022 Minimum Annual Amount, the Limited Partner’s target minimum amount shall be an amount between the 2021/2022 Minimum Annual Amount and $2,000,000, subject to the terms and conditions herein.

(e) Awards. In order to be eligible for any portion of the Performance Award Amount in respect of any Fiscal Year, the Limited Partner shall not have ceased to be an Active Individual LP, in each case as of the applicable distribution date and must not have provided notice of the Limited Partner’s intention to become subject to a Withdrawal pursuant to clause (C) (Resignation) of Section 8.3(a)(i) of the Limited Partnership Agreement (a “Withdrawal due to Resignation”) on or before such date. All decisions relating to any Performance Award Amounts, including, without limitation, the amount of any such Performance Award Amount, if any, for such Fiscal Year, shall be determined in the sole discretion of the Compensation Committee based on a recommendation of the Chief Executive Officer and on any performance criteria or other considerations they determine to be appropriate, including, but not limited to, the Limited Partner’s performance, the overall performance and growth of Sculptor and the aggregate amount of distributions and Quarterly Payments made to the Limited Partner by the Operating Partnerships with respect to any Fiscal Year. All such determinations by the Compensation Committee shall be final. Subject to Sections 2(c) and (d), any such determinations to award a Performance Award Amount in respect of a Fiscal Year shall not create or imply any obligation to award a Performance Award Amount for any other Fiscal Year.

3. Performance Cash Distributions. Unless determined otherwise in the sole discretion of the Compensation Committee and subject to Section 2, the Limited Partner may conditionally receive the portion of the Performance Award Amount to which the Limited Partner may be entitled in respect of any applicable Fiscal Year in the form of a Performance Cash Distribution as follows:

(a) as of January 15 of the subsequent Fiscal Year, the Limited Partner may conditionally receive distributions of Current Cash from the Operating Partnerships equal to the Current Cash Percentage of such Performance Award Amount (excluding for this purpose amounts previously paid as Quarterly Payments); and

(b) as of the 4Q Distribution Date relating to such Fiscal Year, the Limited Partner may conditionally receive a portion of the Performance Cash Distribution equal to the DCI Percentage of such Performance Award Amount in the form of a grant of Deferred Cash Interests relating to one or more Sculptor Funds (as defined in the DCI Plan) in accordance with the DCI Plan, such grant to be made by the Partnership and/or the other Operating Partnerships in the sole discretion of the General Partner.

Any distributions of Current Cash or Deferred Cash Interests to be made to the Limited Partner under this Section 3 may be made by one or more of the Operating Partnerships in the proportions determined by the General Partner in its sole discretion. Any portion of any Performance Cash Distribution (excluding any Deferred Cash Interests) or any other cash payment to be distributed or paid to the Limited Partner by the Partnership may be made as a distribution of Net Income allocated to a Class C Non-Equity Interest in accordance with the Limited Partnership Agreement or pursuant to a different arrangement structured by the General Partner in its sole discretion.

4. Award of RSUs.

(a) The Limited Partner will conditionally receive the Unit Percentage of such Performance Award Amount in the form of an award made by the Partnership to the Limited Partner on or about January 31 of the following Fiscal Year of a number of RSUs under the Sculptor Incentive Plan (an “Annual RSU Award”) equal to the RSU Equivalent Amount (as defined below); provided that, prior to receiving each such award, the Limited Partner has entered into an Award Document (as defined in the Sculptor Incentive Plan) with respect to each such award. The RSUs granted under each Annual RSU Award will vest as provided and subject to the conditions set forth in Section 6(a)(iii) below. Each vested RSU shall be settled, in the sole discretion of the Board of Directors of Sculptor (the “Board”), either by the delivery of (1) one Class A Share (as defined in the Sculptor Incentive Plan) or (2) cash equal to the Fair Market Value (as defined in the Sculptor Incentive Plan) of one Class A Share.

(b) Upon any award of RSUs in respect of an Annual RSU Award, the Limited Partner and the Partnership will enter into an Award Document in the form prescribed by the Administrator (as defined in the Sculptor Incentive Plan) of the Sculptor Incentive Plan, consistent with the terms set forth herein. The Limited Partner will be credited with Distribution Equivalents (as defined in the Sculptor Incentive Plan) with respect to the RSUs, calculated as described in the Award Document. The Distribution Equivalents shall be settled on the same date as the RSUs in respect of which such Distribution Equivalents are awarded. Additionally, at the sole discretion of the Administrator, such Distribution Equivalents may be eligible to receive additional Distribution Equivalents. Notwithstanding any provision of this Agreement or the terms of any Award Document evidencing any RSUs granted to the Limited Partner to the contrary, during the period commencing on the “Recapitalization Date” (as defined in the Limited Partnership Agreement) and ending upon the expiration of the “Distribution Holiday” (as defined in the Limited Partnership Agreement), the amount of any Distribution Equivalents, distributions, dividends or dividend equivalents that may become payable on any RSUs (whether granted as an Annual RSU Award or otherwise) then-held by the Limited Partner shall not exceed $4.00 per Class A Share (as such amount may be equitably adjusted for stock splits and other capitalization changes) underlying each such RSU cumulatively during the Distribution Holiday.

(c) RSU Equivalent Amount. For purposes of any RSUs to be awarded as part of a Performance Award Amount under this Section 4:

(i) the term “RSU Equivalent Amount” shall mean the quotient of the Unit Percentage of such Performance Award Amount divided by the RSU Fair Market Value, rounded to the nearest whole number; and

(ii) the term “RSU Fair Market Value” shall mean the average of the closing price on the New York Stock Exchange of Class A Shares for the ten (10) trading day period beginning (and including) December 11 (or the next trading day in the event that December 11 is not a trading day) of the year to which the award relates.

For example, if the Limited Partner’s Unit Percentage of such Performance Award Amount for a Fiscal Year is $1,000,000, and the average closing price of Class A Shares for the ten (10) trading day period beginning December 11 of such Fiscal Year is $25 per share, then the Limited Partner would receive an award of 40,000 RSUs (($1,000,000 / $25.00) = 40,000 RSUs).

5. Partner Incentive Pool. Effective commencing with the Fiscal Year following the Fiscal Year of the Admission Date, and while you are an Active Individual LP, the Limited Partner shall be eligible to participate in the 2018 Partner Incentive Pool, as may be amended or extended from time to time, subject to the terms and conditions thereof.

6. Withdrawal, Vesting, Transfer, Exchange and Non-Compete Provisions.

(a) Withdrawal, Vesting, Transfer and Exchange.

(i) Class E-5 Common Units. With respect to the Class E-5 Common Units granted to such Limited Partner, thirty-three and one-third percent (33-1/3%) of such Class E-1 Common Units shall vest on each of (i) December 31, 2023, (ii) December 31, 2024 and (iii) December 31, 2025, subject, in each case, to the continuous service as an Active Individual LP of such Limited Partner (or, if the Limited Partner holding any such Class E-1 Common Units is a Related Trust, the applicable Individual Limited Partner) through the applicable vesting date. In the event that the Limited Partner is subject to a Withdrawal, the Class E-5 Common Units then held by the Limited Partner shall be subject to the vesting and forfeiture terms set forth in the Class E-5 Common Unit Award Agreement and the respective Limited Partnership Agreement of each of the Operating Partnerships then in-effect.

(ii) Deferred Cash Interests. Deferred Cash Interests awarded to the Limited Partner will vest in three equal installments on January 1 of the calendar year following the grant date of the relevant award and, thereafter, on the first and second anniversaries of such initial vesting date, provided that (i) the Limited Partner will have no right to any unvested Deferred Cash Interests on any such vesting date if the Limited Partner is not an Active Individual LP on such vesting date, except that the unvested Deferred Cash Interests shall not be forfeited and shall vest on the date such Deferred Cash Interests would have otherwise vested if the Limited Partner ceases to be an Active Individual LP due to death or Disability, or as a result of a Special Withdrawal or a Withdrawal pursuant to clause (B) (PPC Termination) of Section 8.3(a)(i) of the Limited Partnership Agreement; (ii) any continued vesting of Deferred Cash Interests permitted under the terms of this Agreement after the Limited Partner ceases to be an Active Individual LP is subject to the Limited Partner’s compliance with Section 7 below; and (iii) if the Limited Partner breaches any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement, then the consequences shall be as set forth in Section 6(b)(ii).

(iii) Annual RSU Awards. Thirty-three and one-third percent (33-1/3%) of the number of RSUs granted under any Annual RSU Award will vest on January 1 of the calendar year following the grant date of the relevant award and, thereafter, on the first and second anniversaries of such initial vesting date (each, a “Vest Date”), provided that: (i) the Limited Partner will have no right to any unvested RSUs on any such Vest Date if the Limited Partner is not an Active Individual LP on such Vest Date, except that the unvested RSUs shall not be forfeited and shall vest on the date such RSUs would have otherwise vested if the Limited Partner ceases to be an Active Individual LP due to death or Disability, or as a result of a Special Withdrawal or a Withdrawal pursuant to clause (B) (PPC Termination) of Section 8.3(a)(i) of the Limited Partnership Agreement; (ii) any continued vesting of RSUs permitted under the terms of this Agreement after the Limited Partner ceases to be an Active Individual LP is subject to the Limited Partner’s compliance with Section 7 below; and (iii) if the Limited Partner breaches any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement, then the consequences shall be as set forth in Section 6(b)(ii).

(b) Non-Competition Provisions.

(i) Non-Competition Covenant. Notwithstanding any provisions hereof or of the Limited Partnership Agreement to the contrary, the Restricted Period with respect to the Limited Partner shall, solely for purposes of Section 2.13(b)(i) of the Limited Partnership Agreement, conclude on the last day of the 12-month period immediately following the date of the Limited Partner’s Special Withdrawal or Withdrawal.

(ii) Consequences of Breach. All grants of Performance Cash Distributions, the Class E-5 Common Units, RSUs and Deferred Cash Interests hereunder shall be conditionally granted subject to the Limited Partner’s compliance with the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement. Without limitation or contradiction of the foregoing, and in addition to the applicability of Section 2.13(g) of the Limited Partnership Agreement, the Limited Partner agrees that it would be impossible to compute the actual damages resulting from a breach of any such covenants, and that the amounts set forth in this Section 6(b)(ii) are reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnership and other members of the Sculptor Group would suffer from the Limited Partner’s breach of any such covenants. In the event the Limited Partner breaches any such covenants, then the Limited Partner shall have failed to satisfy the condition subsequent to the grants of Performance Cash Distributions, the Class E-5 Common Unit, RSUs and Deferred Cash Interests and the Limited Partner agrees that:

(A) on or after the date of such breach, the Class E-5 Common Units (or any Class A Common Units acquired in respect thereof) received by the Limited Partner and all allocations and distributions on such Common Units that would otherwise have been received by the Limited Partner on or after the date of such breach shall thereafter be reallocated from the Limited Partner in accordance with Section 2.13(g) of the Limited Partnership Agreement;

(B) on or after the date of such breach, no allocations shall be made to the Limited Partner’s Capital Accounts and no distributions shall be made to the Limited Partner in respect of the Class E-5 Common Units (or any Class A Common Units acquired in respect thereof);

(C) on or after the date of such breach, any RSUs and Deferred Cash Interests held by the Limited Partner shall be forfeited by the Limited Partner and cancelled and all allocations and distributions in respect of such RSUs and Deferred Cash Interests that would otherwise have been received by the Limited Partner on or after the date of such breach shall not thereafter be made;

(D) on or after the date of such breach, no Transfer (including any exchange pursuant to the Exchange Agreement) of the Class E-5 Common Units (or any Class A Common Units acquired in respect thereof), RSUs or Deferred Cash Interests of the Limited Partner shall be permitted under any circumstances notwithstanding anything to the contrary in any other agreement;

(E) on or after the date of such breach, no sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind may be made of any of the Class A Shares acquired by the Limited Partner upon the settlement of any RSUs or through an exchange pursuant to the Exchange Agreement of any Class A Common Units acquired by the Limited Partner in respect of the Class E-5 Common Units (collectively, “Received Class A Shares”);

(F) on the Reallocation Date, the Limited Partner shall immediately:

(w)

pay to the Continuing Partners, in accordance with Section 2.13(g) of the Limited Partnership Agreement, a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner for any Received Class A Shares that were transferred during the twenty-four (24) month period prior to the date of such breach; and (ii) any distributions received by the Limited Partner during such twenty-four (24) month period on Received Class A Shares;

(x)

transfer any Received Class A Shares held by the Limited Partner on and after the date of such breach to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement;

(y)

pay to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner for any Received Class A Shares that were transferred on or after the date of such breach; and (ii) all distributions received by the Limited Partner on or after the date of such breach on Received Class A Shares; and

(z)	pay to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts a lump-sum cash amount equal to the total after-tax amount received by the Limited Partner as Performance Cash Distributions (including any cash distributions in respect of Deferred Cash Interests) during the twenty-four (24) month period prior to the date of such breach.

(c) Cross-References. References in the Limited Partnership Agreement to Sections thereof that are modified by this Agreement shall be deemed to refer to such Sections as modified hereby.

7. Conditions Precedent. As a condition precedent to (i) any continued vesting of RSUs permitted under the terms of this Agreement after the Limited Partner ceases to be an Active Individual LP or (ii) any continued vesting of Deferred Cash Interests that may be permitted under the terms of this Agreement, the DCI Plan or any Award Agreement after the Limited Partner ceases to be an Active Individual LP, in either case the Limited Partner (or for purposes of clause (x), the Limited Partner’s legal representative or estate, as applicable) must: (x) execute a general release agreement in compliance with Section 8.3(g) of the Limited Partnership Agreement and such general release must become effective as provided therein, and (y) continue to comply with all applicable obligations and restrictions set forth in this Agreement, the Limited Partnership Agreement, or any other agreement between the Limited Partner and the Partnership, including, without limitation, any restrictive covenants to which the Limited Partner is subject.

8. Distributions. Subject to the Distribution Holiday, the Limited Partner shall be entitled to receive distributions from the Partnership in respect of the Class E-5 Common Unit with respect to the income earned by the Partnership beginning in the fiscal quarter during which the Admission Date occurred that are equivalent to those generally distributable to the Partners of the Partnership in respect of their Common Units. The amount of distributions per Common Unit made by each of the Operating Partnerships shall be determined by the General Partner in its discretion based on the services performed for the Operating Partnerships by all of the Individual Limited Partners, as such services are determinative of the performance of each of the Operating Partnerships.

9. Entire Agreement. This Agreement, together with any other agreements entered into on the date hereof between the Limited Partner and the Partnership or its Affiliates, contains the entire agreement and understanding among the parties as to the subject matter hereof and supersedes and replaces any prior oral or written agreements between the Limited Partner and the Partnership or its Affiliates, including the Offer of Partnership dated October 19, 2020.

10. Compensation Clawback. As a highly regulated, global alternative asset management firm, Sculptor has had a long-standing commitment to ensure that its partners, officers and employees adhere to the highest professional and personal standards. In the case of fraud, misconduct or malfeasance by any of its partners, officers or employees, including, without limitation any fraud, misconduct or malfeasance that leads to a restatement of Sculptor’s financial results, or as required by law, the Compensation Committee of the Board (the “Compensation Committee”) would consider and likely pursue a disgorgement of prior compensation, where appropriate based on the facts and circumstances. The Compensation Committee will adopt and amend clawback policies, as it determines to be appropriate, including, without limitation, to comply with the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any other applicable law. The Compensation Committee may extend and apply such clawback provisions to similarly situated levels of partners that may not be required to be covered by applicable law as it determines to be necessary or appropriate in its discretion. The Limited Partner hereby consents to comply with all of the terms and conditions of any such compensation clawback policy adopted by the Compensation Committee which may apply to the Limited Partner and other similarly situated partners on or after the date hereof, and also agrees to perform all further acts and execute, acknowledge and deliver any documents and to take any further action requested by Sculptor to give effect to the foregoing.

11. Acknowledgment. The Limited Partner acknowledges that the Limited Partner has been given the opportunity to ask questions of the Partnership and has consulted with counsel concerning this Agreement to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.

12. Miscellaneous.

(a) The Limited Partner represents that the execution, delivery and performance of this Agreement by the Limited Partner does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Limited Partner is a party or by which the Limited Partner is bound.

(b) Any notice required or permitted under this Agreement shall be given in accordance with Section 10.10 of the Limited Partnership Agreement.

(c) Except as specifically provided herein, this Agreement cannot be amended or modified except by a writing signed by both parties hereto. The Compensation Committee in its sole discretion may amend the provisions of this Agreement relating to Performance Cash Distributions, RSUs or Deferred Cash Interests, or the terms of any such awards that have been granted, in whole or in part, at any time, if the Compensation Committee determines in its sole discretion that the adoption of any such amendments are necessary or desirable to comply with applicable law.

(d) This Agreement and any amendment hereto made in accordance with Section 13(c) hereof shall be binding as to the Limited Partner’s executors, administrators, estates, heirs and legal successors, and nominees and representatives, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

(e) This Agreement shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware, other than any provision, right or obligation in respect of Section 2.13 of the Limited Partnership Agreement, which shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of New York without regard to choice of law rules that would apply the law of any other jurisdiction. If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

(f) The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.

(g) The Limited Partner acknowledges and agrees that, in the event of any conflict between the terms of the Limited Partnership Agreement and the terms of this Agreement with respect to the rights and obligations of the Limited Partner, the terms of this Agreement shall control. Except as specifically provided herein, this Agreement shall not otherwise affect or modify any of the terms of the Limited Partnership Agreement.

(h) Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

(i) For all purposes under this Agreement, all references to any equity interests held by the Limited Partner shall be deemed to include equity interests held by the Limited Partner’s Related Trusts.

(j) Upon the Limited Partner ceasing to be an Active Individual LP for any reason (other than death), the Limited Partner hereby agrees to immediately resign from all positions (including, without limitation, any management, officer or director position) that the Limited Partner holds in the Sculptor Group (or with any entity in which the Sculptor Group has made any investment) as of the date the Limited Partner ceases to be an Active Individual LP, and to execute and deliver any such documentation reasonably required by the Sculptor Group as may be necessary or appropriate to enable the Sculptor Group (or any entity in which the Sculptor Group has made an investment) to effectuate such resignation(s). Notwithstanding the foregoing, the Limited Partner’s execution of this Agreement shall be deemed the grant by the Limited Partner to the officers of each entity in the Sculptor Group, if applicable, of a limited power of attorney to sign in the Limited Partner’s name and on the Limited Partner’s behalf such documentation solely for the limited purposes of effectuating such resignation(s).

14. Section 409A. This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, the Limited Partner shall not be considered to have terminated employment with the Partnership for purposes of any payments under this Agreement which are subject to Section 409A until the Limited Partner has incurred a “separation from service” from the Partnership within the meaning of Section 409A.

Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following the Limited Partner’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Limited Partner’s separation from service (or, if earlier, the Limited Partner’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Limited Partner shall be paid to the Limited Partner on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Limited Partner) during one year may not affect amounts reimbursable or provided in any subsequent year.

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IN WITNESS WHEREOF, this Partner Agreement is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Partner Agreement.

GENERAL PARTNER:

SCULPTOR CAPITAL HOLDING CORPORATION,
a Delaware corporation

By:	/s/ Wayne Cohen

Name:	Wayne Cohen
Title:	President and Chief Operating Officer

THE LIMITED PARTNER:

/s/ Dava Ritchea
Dava Ritchea

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

SCULPTOR CAPITAL LP

SIGNATURE PAGE

By his or her signature below, the undersigned hereby agrees that effective as of the Admission Date, the undersigned shall (i) be bound by each and every term and provision of the Amended and Restated Agreement of Limited Partnership of Sculptor Capital LP, as the same may be duly amended from time to time in accordance with the provisions thereof (the “Limited Partnership Agreement”), and (ii) become and be a party to the Limited Partnership Agreement.

/s/ Dava Ritchea
Dava Ritchea

Accepted and Agreed to on the Admission Date by:

SCULPTOR CAPITAL LP

By:	Sculptor Capital Holding Corporation, its General Partner

By:	/s/ Wayne Cohen
Name:	Wayne Cohen
Title:	President and Chief Operating Officer

FORM OF CLASS E COMMON UNIT AWARD AGREEMENT

Date: [DATE], 2020

To: [                    ]

Dear [                    ]:

We are pleased to confirm that you have been awarded a conditional grant of Class E Common Units in Sculptor Capital LP (“Sculptor”), Sculptor Capital Advisors LP (“SCA”) and Sculptor Capital Advisors II LP (“SCAII” and, together with Sculptor and SCA, the “Partnerships”) pursuant to the limited partnership agreements of the Partnerships (the “LPAs”) (your “Class E Unit Grants”). Capitalized terms used in this Award Agreement (this “Award Agreement”) and not defined herein will have the meanings assigned to them in the LPAs.

Your Class E Unit Grants shall be conditionally issued to you by the Partnerships in the numbers specified below and effective as of the grant date specified below:

Class E Unit Grants, with a Grant Date of your Admission Date (as defined in your Partner Agreements).

(1) Sculptor Class E Unit Grant: [    ] Class E-5 Common Units in Sculptor.

(2) SCA Class E Unit Grant: [    ] Class E-5 Common Units in SCA.

(3) SCAII Class E Unit Grant: [    ] Class E-5 Common Units in SCAII.

The Class E Common Units constituting each of your Class E Unit Grants are subject to the terms and conditions of the LPAs and this Award Agreement, including, but not limited to, the vesting and forfeiture terms set forth in Exhibit A hereto.

You agree that your receipt and retention of the Class E Common Units constituting your Class E Unit Grants is subject to, and conditional on, your compliance with the conditions specified in the LPAs (including your Partner Agreements, if applicable) and, by signing this Award Agreement, you acknowledge (i) your receipt of your Class E Unit Grants described above, (ii) your receipt of the LPAs, and (iii) that you receive the Class E Common Units subject to the terms and conditions of the LPAs. This Award Agreement shall be a “Partner Agreement” (as defined in the LPAs).

In addition, you acknowledge and agree that notwithstanding any terms of the Award Agreement(s) evidencing any Class A Restricted Share Units (“RSUs”) you hold from time to time to the contrary, as of the Recapitalization Date Sculptor has initiated a “distribution holiday” with respect to the RSUs pursuant to which the amount of any distribution equivalents, distributions, dividends or dividend equivalents that may become payable on any RSUs then held by you shall not exceed $4.00 per Class A Share (as such amount may be equitably adjusted for stock splits and other capitalization changes) underlying each such RSU cumulatively during the Distribution Holiday.

Please sign this Award Agreement in the space provided below to confirm your Class E Unit Grants and return a copy at your earliest convenience. This Award Agreement may be signed in counterparts and all signed copies of this Award Agreement will together constitute one original.

Acknowledged and agreed as of the date set forth above:

Name:

SCULPTOR CAPITAL LP
By: Sculptor Capital Holding Corporation, its General Partner

By:

Name: Wayne Cohen
Title: President and Chief Operating Officer

SCULPTOR CAPITAL ADVISORS LP
By: Sculptor Capital Holding Corporation, its General Partner

By:

Name: Wayne Cohen
Title: President and Chief Operating Officer

SCULPTOR CAPITAL ADVISORS II LP
By: Sculptor Capital Holding Corporation, its General Partner

By:

Name: Wayne Cohen
Title: President and Chief Operating Officer

Exhibit A

VESTING TERMS OF THE CLASS E-5 COMMON UNITS

The Class E-5 Common Units conditionally granted to a Limited Partner on the Admission Date shall vest on the following schedule:

1. Normal Vesting. Except as provided in Paragraphs 2 and 3 below, Thirty-three and one-third percent (33-1/3%) of the Class E-5 Common Units shall vest on each of (i) December 31, 2023, (ii) December 31, 2024 and (iii) December 31, 2025, subject, in each case, to the continuous service as an Active Individual LP of such Limited Partner (or, if the Limited Partner holding any such Class E-5 Common Units is a Related Trust, the applicable Individual Limited Partner) through the applicable vesting date.

2. Accelerated Vesting Upon Liquidation or Change of Control. Notwithstanding the foregoing, any and all unvested Class E-5 Common Units shall become fully vested in the event of a liquidation of the Partnership or a Change of Control.

3. Death or Disability. Notwithstanding the foregoing, in the event of an Individual Limited Partner’s death or Disability, any and all unvested Class E-5 Common Units of such Limited Partner and his Related Trusts shall immediately become fully vested.